PRESS RELEASE FOR	EAGLE BANCORP, INC.
IMMEDIATE RELEASE	CONTACT:
David G. Danielson
July 26, 2023	240.552.9534
EAGLE BANCORP, INC. ANNOUNCES NET INCOME FOR
SECOND QUARTER 2023 OF $28.7 MILLION OR $0.94 PER DILUTED SHARE
BETHESDA, MD, Eagle Bancorp, Inc. (the "Company") (NASDAQ: EGBN), the parent company of EagleBank (the "Bank"), today announced net income of $28.7 million for the second quarter 2023, compared to net income of $24.2 million for the first quarter 2023 (the "prior quarter") and $15.7 million for the second quarter 2022 (the "year-ago quarter"). Net income (basic and diluted) was $0.94 per share for the second quarter 2023, compared to $0.78 per share for the prior quarter, and $0.49 per share for the year-ago quarter. Net income for the year-ago quarter included one-time costs related to the legal settlements associated with the previously disclosed government investigations.
The $4.5 million increase in earnings from the prior quarter was attributable to several items including income from a Small Business Investment Company ("SBIC") investment, an increase in swap fee income, lower noninterest expenses, a lower provision for credit losses and a lower provision for unfunded commitments. These improvements were partially offset by lower net interest income as the cost of funding outpaced the increase in yield on earning assets.
Second Quarter 2023 Highlights
•The Company declared a quarterly dividend of $0.45 per share.
•The Company repurchased 1,200,000 shares in the second quarter at an average price of $24.48 per share.
•Common equity and tangible common equity ratios at quarter-end were 11.05% and 10.21%1, respectively.
•Nonperforming assets as a percent of assets was 0.28%. Net charge-off for the quarter was $5.6 million, or 0.29%.
•The provision for credit losses was $5.2 million for the quarter, as compared to $6.2 million the prior quarter. The allowance for credit losses as a percent of total loans was 1.00% down from 1.01% a quarter ago.
•Loans at quarter-end were $7.8 billion, up $29 million from the prior quarter-end. This was the seventh consecutive quarterly increase.
•The funding mix changed as deposits at quarter-end were $7.7 billion, up $255 million from the prior quarter-end, and short-term borrowings were $1.8 billion, down $277 million from the prior quarter-end. The increase in deposits was primarily from growth in brokered time deposits and the decrease in borrowings was from repayment of Federal Home Loan Bank ("FHLB") borrowings.
1 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•Total estimated uninsured deposits at June 30, 2023 were $2.3 billion, or 29.4% of deposits.
•The Company has implemented an expense reduction plan. In the second quarter, two branches were closed with an annual pre-tax cost savings in rental expense of $408 thousand. Early in the third quarter, the Company also implemented a reduction-in-force that along with identified cost savings is expected to generate cost savings of $2.4 million in the second half of 2023 plus an additional reduction of $5.8 million in 2024.

(Dollars in thousands, except per share data)	As of or for the Three Months Ended			Percent Change
	June 30,	March 31,	June 30,	Q2-23	Q2-23
	2023	2023	2022	vs. Q1-23	vs. Q2-22
Earnings and Per Share Data
Net Income / (Loss)	$28,692	$24,234	$15,696	18.4%	82.8%
Adjusted Net Income[2]	—	—	$38,570	—	(25.6)%
Earnings per share (diluted)	$0.94	$0.78	$0.49	20.6%	91.9%
Adjusted earnings per share (diluted)[2]	—	—	$1.20	—	(21.6)%
Dividend per share	$0.45	$0.45	$0.45	—	—

Return ratios
Return on average assets	0.96%	0.86%	0.54%	—	—
Return on average common equity	9.24%	7.92%	4.91%	—	—
Return on average tangible common equity[2]	10.08%	8.65%	5.35%	—	—
Net interest margin	2.49%	2.77%	2.94%	—	—
Efficiency ratio[2]	47.2%	51.6%	66.6%	—	—

Balance Sheet
Assets	$11,035	$11,089	$10,942	(0.5)%	0.9%
Loans	$7,767	$7,738	$7,155	0.4%	8.6%
Deposits	$7,718	$7,463	$9,172	3.4%	(15.8)%
Borrowings	$1,907	$2,184	$350	(12.7)%	445.2%

Book and Tangible Book
Book value per share	$40.78	$39.92	$39.05	2.2%	4.4%
Tangible book per share[2]	$37.29	$36.57	$35.80	2.0%	4.2%

Capital ratios
Equity/assets	11.05%	11.20%	11.45%	—	—
Tangible equity/assets	10.21%	10.36%	10.60%	—	—
Total capital (to risk weighted assets)	14.51%	14.74%	15.14%	—	—

Asset quality
Allowance for credit losses to total loans	1.00%	1.01%	1.02%	—	—
Nonperforming assets ("NPAs") to total assets	0.28%	0.08%	0.19%	—	—
Net charge-off to average loans (annualized)	0.29%	0.05%	(0.04)%	—	—

2 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document. Adjusted net income and adjusted earnings per share (diluted) for the year ago quarter are compared to GAAP net income and earnings per share for the second quarter of 2023.

CEO Commentary
Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "While earnings stabilized and were higher than the prior quarter, we remain committed to improving results for our shareholders. During the quarter, our deposits were up, borrowings decreased, and credit metrics continue to remain strong. And, while rising rates continued to put pressure on bank stocks, we used the opportunity to repurchase shares at a historically low price relative to book and tangible book values. Additionally, our regulatory capital ratios remain strong."

"We are also mindful of continuing to remain a highly efficient bank and in the first half of the year we took action to save costs by closing three branches3 and ceasing the origination of first lien residential mortgages as future prospects for sufficient returns were low. Early in the third quarter, we also made the difficult decision to implement a reduction-in-force along with a strategic review of operating expenses."
"We once again thank all of our employees for their commitment in serving the needs of our clients and communities. Additionally, we remain committed to a culture of respect, diversity and inclusion in both the workplace and the communities we serve."

Income Statement

•Net interest income was $71.8 million for the second quarter 2023, compared to $75.0 million for the prior quarter and $82.9 million for the year-ago quarter. The decrease in net interest income from the prior quarter was primarily driven by the impact of higher interest rates paid on deposits and the full impact of changes in the funding mix beginning late in the first quarter of 2023. These changes included a higher level of borrowings at rates higher than those of the deposits those borrowings replaced, as well as a shift in noninterest bearing deposit accounts to interest bearing deposit accounts. Although higher interest rates benefited loan yields as variable rate loans adjusted upward and new loans were added at current, higher rates, the increase to interest income was less than the increase in interest expense on average deposits and average borrowings.

•Net interest margin ("NIM") was 2.49% for the second quarter 2023, compared to 2.77% for the prior quarter and 2.94% for the year-ago quarter. The decrease in margin from the prior quarter was 28 basis points. The NIM contraction was based on the cost of funds increasing by 58 basis points, partially offset by the yield on earning assets increasing 27 basis points.
◦The yield on the loan portfolio was 6.64% for the second quarter 2023, compared to 6.35% for the prior quarter and 4.51% for the year-ago quarter. The increase of 29 basis points from the prior quarter was from variable rate loans adjusting upward and from higher rates on newly originated loans.
◦The yield on interest earning assets, which is inclusive of the yields on loans and securities, was 5.44% for the second quarter 2023 compared to 5.17% for the prior quarter and 3.39% for the year-ago quarter. The increase of 27 basis points from the prior quarter was from variable rate loans adjusting upward, higher rates on newly originated loans, and higher rates on short-term investments.
◦The cost of funds was 3.20% for second quarter 2023, compared to 2.62% for the prior quarter and 0.49% for the year-ago quarter.4 The increase of 58 basis points from the prior quarter was primarily due to the impact of higher interest rates paid on deposits and the full impact of changes late in the first quarter of 2023 that included a higher level of borrowings at rates
3 Branches closed were Alexandria, VA (March 2023), Georgetown, DC (May 2023) and Chantilly, VA (May 2023).
4 Beginning in the second quarter of 2023, the Company revised its methodology for calculating cost of funds. Prior periods have been conformed to the current presentation. See footnote (3) on page 14.

higher than those of the deposits the borrowings replaced along with a continued shift in noninterest bearing deposit accounts to interest bearing deposit accounts.
•Pre-provision net revenue ("PPNR"),5 a non-GAAP measure, was $42.4 million, or 1.43% of average assets for the second quarter 2023, up from $38.1 million and 1.35%, respectively. This increase from the prior quarter in both PPNR and PPNR as a percent of average assets was primarily attributable to the combined impact of the higher noninterest income and lower noninterest expense outpacing the decline in net interest income.

(Dollars in thousands)	Three Months Ended			Percent Change
	June 30,	March 31,	June 30,	Q2-23	Q2-23
	2023	2023	2022	vs. Q1-23	vs. Q2-22
Net interest income	$71,811	$75,024	$82,918	(4.3)%	(13.4)%
Noninterest income	8,595	3,700	5,564	132.3%	54.5%
Noninterest expense	(37,978)	(40,584)	(58,962)	(6.4)%	(35.6)%
PPNR (non-GAAP)	$42,428	$38,140	$29,520	11.2%	43.7%

Average Assets	$11,960,111	$11,426,056	$11,701,679	4.7%	2.2%

	As a Percent of Average Assets			Basis Point Change
Net interest income	2.41%	2.66%	2.81%	(25) bps	(40) bps
Noninterest income	0.29%	0.13%	0.19%	16 bps	10 bps
Noninterest expense	(1.27)%	(1.44)%	(2.00)%	17 bps	73 bps
PPNR to Average Assets (non-GAAP)	1.43%	1.35%	1.00%	8 bps	43 bps

•Provision for credit losses on loans was $5.2 million for the second quarter 2023, compared to $6.2 million for the prior quarter and $0.5 million for the year-ago quarter. The decrease in the second quarter 2023 provision over the prior quarter was primarily driven by a lower quantitative formula reserve partially offset by a higher reserve based on the qualitative and environmental ("Q&E") portion of the credit model. The decrease in quantitative reserves was primarily driven by improvements in local unemployment data. The increase in Q&E modeling was driven by a higher allowance for commercial real estate office properties partially offset by a lower allowance for accommodations and food services.

•Noninterest income was $8.6 million for the second quarter 2023, as compared to $3.7 million for the prior quarter and $5.6 million for the year-ago quarter. The primary driver for the increase in the second quarter 2023 from the prior quarter were income of $2.8 million from an SBIC fund and an increase in swap fee income of $959 thousand.

•Noninterest expense was $38.0 million for the second quarter 2023 compared to $40.6 million for the prior quarter and $59.0 million for the year-ago quarter. Noninterest expense was down $2.6 million from the prior quarter, primarily due to the prior quarter including higher compensation and legal expenses and was down $21.0 million from the year-ago quarter which included a large non-recurring expense related to legal settlements associated with the previously disclosed government investigations.

5 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.

Notable changes from the prior quarter were as follows:
◦Salaries and employee benefits were $22.0 million, down $2.2 million from the prior quarter. The decrease was primarily due to a reduction in the annual incentive bonus accrual and payroll taxes from the prior quarter.
◦Legal, accounting and professional fees were $2.6 million, down $605 thousand from the prior quarter. The decrease was primarily due to lower legal expenses.
◦FDIC insurance was $2.6 million, up $1.1 million from the prior quarter. The increase was primarily from higher assessment fees in 2023.
◦Other expenses were $3.3 million, down $1.3 million from the prior quarter. The decrease was primarily due to the prior quarter including compensation to the Company's Executive Chairman.
During the second quarter 2023, the Georgetown branch (DC) and Chantilly branch (VA) were closed as their leases were expiring. Associated unamortized costs included in the second quarter was $240 thousand. This reduced our branch count to thirteen, and the annualized pre-tax cost savings in rental expense starting in the third quarter of 2023 will be approximately $408 thousand.
•Efficiency ratio6 was 47.2% for the second quarter 2023, compared to 51.6% for the prior quarter. The improvement in the efficiency ratio this quarter was primarily driven by higher noninterest income (as a result of income from an SBIC fund and swap fee income) and lower noninterest expense, which more than offset the reduction in net interest income.

•Effective income tax rate for the second quarter 2023 was 22.2%, compared to 22.1% for the prior quarter.

Balance Sheet
•Total assets were $11.0 billion at June 30, 2023, down 0.5% from a quarter ago and up 0.9% from a year ago. The decrease in assets from a quarter ago was primarily from lower balances in investment securities, partially offset by limited growth in loans. Loans-to-deposits was 101% at June 30, 2023, down from 104% a quarter ago.

•Investment securities Available-for-Sale ("AFS") had a balance of $1.5 billion at June 30, 2023, down 2.9% from a quarter ago and down 12.5% from a year ago. The decrease from the prior quarter-end was primarily from principal paydowns, maturities received and lower carrying values on AFS securities. No new investments were purchased during the second quarter of 2023.

•Investment securities Held-to-Maturity ("HTM") had a balance of $1.1 billion at June 30, 2023, down 1.9% from a quarter ago and down 7.7% from a year ago. The decrease from the prior quarter-end was primarily from principal paydowns and maturities received. No new investments were purchased during the second quarter of 2023.
Investment securities HTM had a fair value that was $132 million less than carrying value at quarter-end, compared to a difference of $112 million a quarter ago.
•Total loans (excluding loans held for sale) were $7.8 billion at June 30, 2023, up 0.4% from a quarter ago and up 8.6% from a year ago. The increase in total loans from the prior quarter-end was driven by growth in commercial real estate ("CRE") loans as period-end balances for commercial & industrial loans and construction loans for commercial and residential properties were down.

6 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

At June 30, 2023, income-producing commercial real estate loans secured by office properties other than owner-occupied properties ("CRE office loans") were 12.6% of the total loan portfolio, and we did not have any office construction loans (secured by offices outstanding). Our CRE office loans are primarily located in the Washington DC market with 24.1% in the District of Columbia, 33.0% in Washington's Maryland suburbs, 34.9% in Northern Virginia, and 8.0% located outside these markets.

(Dollars in thousands)	June 30, 2023		March 31, 2023		June 30, 2022
	Amount	%	Amount	%	Amount	%
Loan Balances - Period End:
Commercial and Industrial	$1,431,284	18%	$1,482,983	19%	$1,394,835	20%
PPP loans	649	—%	709	—%	8,977	—%
Commercial real estate - income producing	4,086,049	53%	3,970,903	51%	3,606,506	50%
Commercial real estate - owner occupied	1,122,334	14%	1,095,699	14%	1,080,249	15%
1-4 Family mortgage	76,596	1%	73,677	1%	72,793	1%
Construction - commercial and residential	862,869	11%	948,877	13%	804,170	11%
Construction - C&I (owner occupied)	132,843	2%	109,013	1%	129,717	2%
Home equity	53,934	1%	53,829	1%	53,193	1%
Other consumer	161	—%	1,986	—%	4,246	—%
Total loans	$7,766,719	100%	$7,737,676	100%	$7,154,686	100%

•Allowance for credit losses was 1.00% of total loans at June 30, 2023, compared to 1.01% a quarter ago, and 1.02% a year ago. See commentary above in section "Provision for Credit Losses on Loans."
Net charge-off was $5.6 million for the quarter, which as a percent of average loans (excluding loans held for sale)7 was 0.29% for the second quarter 2023, compared to 0.05% a quarter ago, and net recovery of 0.04% the year-ago quarter. Charge-offs for the second quarter 2023 were primarily from two office properties outside of the District of Columbia.
•Nonperforming loans and assets were $29.2 million and $30.7 million, respectively, at June 30, 2023.
◦Nonperforming loans ("NPLs") as a percent of loans were 0.38% at June 30, 2023, compared to 0.09% a quarter ago and 0.26% a year ago. The increase from a quarter ago was primarily from one commercial office note in Northern Virginia, of which a portion was charged off during the second quarter of 2023.
◦Nonperforming assets ("NPAs") as a percent of assets were 0.28% at June 30, 2023, compared to 0.08% a quarter ago and 0.19% a year ago. The increase in NPAs from the prior quarter are related to the same NPL discussed above. At quarter end, other real estate owned consisted of three properties with an aggregate value of $1.5 million.
◦Loans 30-89 days late were $41.4 million at June 30, 2023, up from $15.7 million a quarter ago and $3.9 million a year ago. The increase from the prior quarter was primarily from one multi-family credit for $39.5 million.

7 Net charge-offs as a percent of average loans (excluding loans held for sale) are shown on an annualized basis.

(Dollars in thousands)	Three Months Ended or As Of
	June 30,	March 31,	June 30,
	2023	2023	2022
Asset Quality:
Net charge-off (recovery)	$5,598	$975	$(674)
Nonperforming loans	$29,170	$6,756	$18,842
Other real estate owned	$1,487	$1,962	$1,487
Nonperforming assets	$30,657	$8,718	$20,329

•Total deposits were $7.7 billion at June 30, 2023, up 3.4% from a quarter ago and down 15.8% from a year ago. The increase from the prior quarter-end was primarily attributable to an increase in brokered time deposits. For the quarter, average noninterest bearing deposits to average total deposits was 30.1% for the second quarter 2023, down from 37.4% a quarter ago and down from 37.9% for the year-ago quarter. The percentage decrease in the second quarter 2023 reflected a lower level of noninterest bearing deposits and a higher level of brokered time deposits.
Total estimated uninsured deposits at June 30, 2023 were $2.3 billion8, or 29.4% of deposits.

•Other short-term borrowings were $1.8 billion at June 30, 2023, down from $2.1 billion a quarter ago, and up from $280 million a year ago. The decrease in borrowings of $277 million from a quarter ago was primarily driven by the increase in deposits which were used to pay down borrowings. During the quarter, FHLB borrowings decreased by $777 million, while Bank Term Funding Program ("BTFP") borrowings increased by $500 million.
•BTFP borrowings were $1.3 billion at June 30, 2023 with a rate of 4.53% for a term of up to one year from the date the proceeds were borrowed.
•FHLB borrowings were $537 million at June 30, 2023 with a floating rate, at an average rate of 5.34% for terms that are either overnight or less than three months.
Borrowings from the BTFP are secured by U.S. Treasuries, agency debt and mortgage-backed securities as collateral, and borrowings from the FHLB are secured by collateral consisting of qualifying loans in the Bank's commercial mortgage, residential mortgage and home equity loan portfolios as well as qualifying securities.
The BTFP provides a source of liquidity in addition to sources available from the FHLB and others. The Company drew advances from the BTFP to optimize its funding mix taking into account collateral terms and interest rates at the time the program was accessed. As of June 30, 2023, the Company had aggregate undrawn borrowing capacity of $1.84 billion, which includes $1.57 billion in additional aggregate capacity to borrow with the FHLB and BTFP on assets that have been pledged and unencumbered securities totaling approximately $0.27 billion available for pledging to the FHLB or BTFP.
•Total shareholders’ equity was $1.2 billion at June 30, 2023, down 1.8% from a quarter ago, and down 2.6% from a year ago. The decrease in shareholders' equity of $22.2 million from the prior quarter-end was primarily from share repurchases, dividends declared and lower valuations of AFS securities, partially offset by net income. Values for book and tangible book were up as share repurchases, at prices below book and tangible book values, reduced the number of shares outstanding in each of the past two quarters.
◦Book value per share was $40.78, up $0.86 from a quarter ago, and up $1.73 from a year ago.
8 Estimated amount of uninsured deposits to be reported on line RCON5597 of schedule RC-O in EagleBank's June 30, 2023 Call Report.

◦Tangible book value per share9 was $37.29, up $0.72 from a quarter ago, and up $1.49 from a year ago.
•Dividends: On June 29, 2023, the Board of Directors declared a quarterly cash dividend of $0.45 per share payable on July 28, 2023 to shareholders of record on July 20, 2023.
•Stock Repurchases: During the quarter, the Company repurchased 1,200,000 shares at an average price of $24.48 per share (including commissions), totaling an aggregate of $29.4 million.
•Capital ratios for the Company are in the table below. Regulatory capital ratios for the Company continue to be strong and in excess of the regulatory requirements (inclusive of applicable buffers).

	For the Company			Regulatory
	June 30,	March 31,	June 30,	Capital
	2023[10]	2023	2022	Requirements
Regulatory Capital Ratios
Total Capital (to risk weighted assets)	14.51%	14.74%	15.14%	10.50%
Tier 1 Capital (to risk weighted assets)	13.55%	13.75%	14.06%	8.50%
Common Equity Tier 1 (to risk weighted assets)	13.55%	13.75%	14.06%	7.00%
Tier 1 Capital (to average assets)	10.84%	11.42%	10.68%	4.00%

Common Capital Ratios
Common Equity Ratio	11.05%	11.20%	11.45%	—
Tangible Common Equity Ratio[8]	10.21%	10.36%	10.60%	—

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months ended June 30, 2023 as compared to the three months ended March 31, 2023 and June 30, 2022, as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed with the SEC.
About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through thirteen banking offices and four lending offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, diversity, equity and inclusion in both its workplace and the communities in which it operates.

Conference call: Eagle Bancorp will host a conference call to discuss its second quarter 2023 financial results on Thursday, July 27, 2023 at 10:00 a.m. eastern time. The public is invited to listen to this call by registering at the link https://register.vevent.com/register/BI30f9a7927bd6415a9f57cd5c54b5bf55 or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through August 10, 2023.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "can," "anticipates," "believes," "expects," "plans," "estimates," "potential,"
9 A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.
10 Capital ratios for June 30, 2023 are subject to final filings with the Federal Reserve.

"continue," "should," "could," "strive," "feel" and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including ongoing challenges and uncertainties relating to the continued evolution of COVID-19, including its impact on our credit quality, asset and loan growth and broader business operations; volatility in interest rates and interest rate policy; the current high inflationary environment; competitive factors) and other conditions (such as the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks), which by their nature are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. Information regarding the Company’s uninsured deposits consists of preliminary estimates, which are forward-looking statements and subject to change, possibly materially, as the Company completes its second quarter 2023 Call Report. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

GAAP Reconciliation (unaudited)
(dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2023	2023	2022
Tangible equity and assets
Common shareholders' equity	$1,219,766	$1,241,958	$1,252,720
Less: Intangible assets	(104,220)	(104,226)	(104,257)
Tangible common equity	$1,115,546	$1,137,732	$1,148,463

Book value per common share	$40.78	$39.92	$39.05
Less: Intangible book value per common share	(3.49)	(3.35)	(3.25)
Tangible book value per common share	$37.29	$36.57	$35.80

Shares outstanding period end	29,912,082	31,111,647	32,081,241

Total assets	$11,034,741	$11,088,867	$10,941,655
Less: Intangible assets	(104,220)	(104,226)	(104,257)
Tangible assets	$10,930,521	$10,984,641	$10,837,398

Tangible common equity ratio	10.21%	10.36%	10.60%

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Average tangible common equity
Average common shareholders' equity	$1,245,647	$1,240,978	$1,281,742
Less: Average intangible assets	(104,224)	(104,231)	(104,246)
Average tangible common equity	$1,141,423	$1,136,747	$1,177,496

Return on Average Tangible Common Equity	10.08%	8.65%	5.35%

Adjusted Efficiency
Net interest income	$71,811	$75,024	$82,918
Noninterest income	8,595	3,700	5,564
Operating revenue	$80,406	$78,724	$88,482

Noninterest expense	$37,978	$40,584	$58,962
Less: Penalty, disgorgement and prejudgment interest	—	—	22,874
Adjusted noninterest expense	$37,978	$40,584	$36,088

Efficiency ratio	47.2%	51.6%	66.6%
Adjusted efficiency ratio	47.2%	51.6%	40.8%

GAAP Reconciliation (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Adjusted Net Income
Net Income	$28,692	$24,234	$15,696

Income before income tax expense	$36,872	$31,128	$28,472
Reversal: Penalty, disgorgement & prejudgment interest	—	—	22,874
Adjusted income before income tax expense	36,872	31,128	51,346
Income tax expense(1)	8,180	6,894	12,776
Adjusted net income	$28,692	$24,234	$38,570

Adjusted Earnings Per Share
Earnings per share (diluted)	$0.94	$0.78	$0.49
Reversal: Penalty, disgorgement and prejudgment interest	—	—	0.71
Adjusted earnings per share (diluted)	$0.94	$0.78	$1.20

Weighted average common shares outstanding, diluted	30,505,468	31,180,346	32,142,427
(1) For the three months ended June 30, 2023, the effective tax rate for the quarter was applied to the adjustment. For the three months ended June 30, 2022, the adjustment was non-taxable with no impact of the effective tax rate.
Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, average tangible common equity, and the return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity, which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios, and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The above tables provides reconciliation of these financial measures defined by GAAP with non-GAAP financial measures.
Efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest (loss) income. The Company believes that reporting the non-GAAP efficiency ratio more closely measures its effectiveness of controlling operational activities. The table above shows the calculation of the efficiency ratio from these GAAP measures.
Adjusted net income is a non-GAAP financial measure calculated by reversing the penalty, disgorgement and prejudgment interest (2nd quarter 2022) to net income. The Company considers this information important to shareholders because it illustrates net income excluding the impact of non-recurring items. The above table provides reconciliation of these financial measures defined by GAAP to non-GAAP financial measures.
Adjusted earnings per share is a non-GAAP financial measure calculated by dividing the penalty, disgorgement and prejudgment interest (2nd quarter 2022) by weighted average common shares outstanding (diluted) then adding the result to earnings per share. The Company considers this information important to shareholders because it illustrates earnings on a per share basis excluding the impact of non-recurring items. The above table provides reconciliation of these financial measures defined by GAAP to non-GAAP financial measures.
Pre-provision net revenue is a non-GAAP financial measure derived from GAAP based amounts. The Company calculates PPNR by subtracting noninterest expenses from the sum of net interest income and noninterest income. PPNR to Average Assets is calculated by dividing the PPNR amount by average assets to obtain a percentage. The Company considers this information important to shareholders because it illustrates revenue excluding the impact of provisions and reversals to the allowance for credit losses on loans. The table in the "Income Statement" section of this earnings release provides a reconciliation of PPNR and PPNR to Average Assets to the nearest GAAP measure.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)
	June 30,	March 31,	June 30,
Assets	2023	2023	2022
Cash and due from banks	$9,865	$9,940	$13,132
Federal funds sold	3,981	3,746	42,697
Interest-bearing deposits with banks and other short-term investments	174,072	159,078	369,337
Investment securities available-for-sale at fair value (amortized cost of $1,732,722, $1,763,371, and $1,897,985, net of allowance for credit losses of $17, $31 and $18 as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively)	1,535,589	1,582,185	1,755,254
Investment securities held-to-maturity at amortized cost, net of allowance for credit losses of $2,010, $2,008 and $826 (fair value of $923,313, $965,786 and $1,084,706, as of June 30, 2023, March 31, 2023 and June 30, 2022, respectively)	1,055,181	1,075,303	1,143,632
Federal Reserve and Federal Home Loan Bank stock	46,199	79,134	33,990
Loans held for sale	—	6,488	13,814
Loans	7,766,719	7,737,676	7,154,686
Less allowance for credit losses	(78,029)	(78,377)	(72,665)
Loans, net	7,688,690	7,659,299	7,082,021
Premises and equipment, net	11,979	12,929	13,643
Operating lease right-of-use assets	21,580	23,060	27,548
Deferred income taxes	92,574	89,117	92,167
Bank-owned life insurance	111,565	111,217	110,047
Goodwill and intangible assets, net	104,220	104,226	104,257
Other real estate owned	1,487	1,962	1,487
Other assets	177,759	171,183	138,629
Total assets	$11,034,741	$11,088,867	$10,941,655
Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,010,353	$2,247,706	$2,831,934
Interest bearing transaction	930,308	907,637	985,431
Savings and money market	2,791,040	2,970,093	4,741,180
Time deposits	1,986,426	1,337,805	613,073
Total deposits	7,718,127	7,463,241	9,171,618
Customer repurchase agreements	37,017	37,854	26,539
Other short-term borrowings	1,836,759	2,113,801	280,000
Long-term borrowings	69,856	69,825	69,732
Operating lease liabilities	26,007	27,634	32,414
Reserve for unfunded commitments	7,023	6,704	4,921
Other liabilities	120,186	127,850	103,711
Total liabilities	9,814,975	9,846,909	9,688,935
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 29,912,082, 31,111,647, and 32,081,241 respectively	296	308	318
Additional paid in capital	370,278	397,012	440,418
Retained earnings	1,040,779	1,025,552	964,353
Accumulated other comprehensive loss	(191,587)	(180,914)	(152,369)
Total Shareholders' Equity	1,219,766	1,241,958	1,252,720
Total Liabilities and Shareholders' Equity	$11,034,741	$11,088,867	$10,941,655

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Interest Income
Interest and fees on loans	$128,993	$120,850	$80,142
Interest and dividends on investment securities	14,241	13,545	12,997
Interest on balances with other banks and short-term invest.	13,229	5,774	2,451
Interest on federal funds sold	47	78	45
Total interest income	156,510	140,247	95,635

Interest Expense
Interest on deposits	59,422	48,954	11,538
Interest on customer repurchase agreements	333	302	22
Interest on other short-term borrowings	23,907	14,930	120
Interest on long-term borrowings	1,037	1,037	1,037
Total interest expense	84,699	65,223	12,717
Net Interest Income	71,811	75,024	82,918
Provision for Credit Losses	5,238	6,164	495
Provision for Unfunded Commitments	318	848	553
Net Interest Income After Provision For Credit Losses	66,255	68,012	81,870

Noninterest Income
Service charges on deposits	1,626	1,510	1,345
Gain on sale of loans	95	305	855
Net gain (loss) on sale of investment securities	2	(21)	(151)
Increase in cash surrender value of bank-owned life insurance	648	655	632
Other income	6,224	1,251	2,883
Total noninterest income	8,595	3,700	5,564

Noninterest Expense
Salaries and employee benefits	21,957	24,174	21,805
Premises and equipment expenses	3,227	3,317	3,523
Marketing and advertising	884	636	1,186
Data processing	3,354	3,099	2,729
Legal, accounting and professional fees	2,649	3,254	2,137
FDIC insurance	2,581	1,486	906
Other expenses	3,326	4,618	26,676
Total noninterest expense	37,978	40,584	58,962
Income Before Income Tax Expense	36,872	31,128	28,472
Income Tax Expense	8,180	6,894	12,776
Net Income	$28,692	$24,234	$15,696

Earnings Per Common Share
Basic	$0.94	$0.78	$0.49
Diluted	$0.94	$0.78	$0.49

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Prior Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2023			March 31, 2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,053,961	$13,229	5.03%	$526,506	$5,774	4.45%
Loans held for sale (1)	813	13	6.40%	4,093	60	5.86%
Loans (1) (2)	7,790,555	128,980	6.64%	7,712,023	120,790	6.35%
Investment securities available-for-sale (2)	1,626,330	8,526	2.10%	1,660,258	7,811	1.91%
Investment securities held-to-maturity (2)	1,068,755	5,715	2.14%	1,087,047	5,734	2.14%
Federal funds sold	5,636	47	3.34%	14,890	78	2.12%
Total interest earning assets	11,546,050	$156,510	5.44%	11,004,817	$140,247	5.17%
Total noninterest earning assets	492,426			495,889
Less: allowance for credit losses	78,365			74,650
Total noninterest earning assets	414,061			421,239
TOTAL ASSETS	$11,960,111			$11,426,056

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$1,312,710	$10,640	3.25%	$1,065,421	$6,107	2.32%
Savings and money market	2,967,678	30,861	4.17%	3,326,807	33,274	4.06%
Time deposits	1,675,690	17,921	4.29%	1,078,227	9,573	3.60%
Total interest bearing deposits	5,956,078	59,422	4.00%	5,470,455	48,954	3.63%
Customer repurchase agreements	41,105	333	3.25%	38,257	302	3.20%
Other short-term borrowings	1,991,557	23,907	4.80%	1,251,392	14,930	4.77%
Long-term borrowings	69,845	1,037	5.94%	69,814	1,037	5.94%
Total interest bearing liabilities	8,058,585	$84,699	4.22%	6,829,918	$65,223	3.87%
Noninterest bearing liabilities:
Noninterest bearing demand	2,558,860			3,263,670
Other liabilities	97,019			91,490
Total noninterest bearing liabilities	2,655,879			3,355,160
Shareholders’ equity	1,245,647			1,240,978
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,960,111			$11,426,056
Net interest income		$71,811			$75,024
Net interest spread			1.22%			1.30%
Net interest margin			2.49%			2.77%
Cost of funds(3)			3.20%			2.62%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.2 million and $3.7 million for the three months ended June 30, 2023 and March 31, 2023, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.
(3) Beginning in the second quarter of 2023, the Company revised its cost of funds methodology to use a daily average calculation where interest expense on interest bearing liabilities is divided by average interest bearing liabilities and average noninterest bearing deposits. Previously, the Company calculated the cost of funds as the difference between yield on earning assets and net interest margin. Under the current methodology, the cost of funds for fourth quarter 2022 was 1.74% and for third quarter 2022 was 1.09%.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates vs. Year Ago Quarter (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,
	2023			2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,053,961	$13,229	5.03%	$1,193,253	$2,451	0.82%
Loans held for sale (1)	813	13	6.40%	16,342	179	4.38%
Loans (1) (2)	7,790,555	128,980	6.64%	7,104,727	79,963	4.51%
Investment securities available-for-sale (2)	1,626,330	8,526	2.10%	1,793,047	7,022	1.57%
Investment securities held-to-maturity (2)	1,068,755	5,715	2.14%	1,157,308	5,975	2.07%
Federal funds sold	5,636	47	3.34%	35,590	45	0.51%
Total interest earning assets	11,546,050	$156,510	5.44%	11,300,267	$95,635	3.39%
Total noninterest earning assets	492,426			474,336
Less: allowance for credit losses	78,365			72,924
Total noninterest earning assets	414,061			401,412
TOTAL ASSETS	$11,960,111			$11,701,679

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$1,312,710	$10,640	3.25%	$856,388	$630	0.30%
Savings and money market	2,967,678	30,861	4.17%	4,810,047	8,772	0.73%
Time deposits	1,675,690	17,921	4.29%	657,220	2,136	1.30%
Total interest bearing deposits	5,956,078	59,422	4.00%	6,323,655	11,538	0.73%
Customer repurchase agreements	41,105	333	3.25%	25,112	22	0.35%
Other short-term borrowings	1,991,557	23,907	4.80%	57,750	120	0.83%
Long-term borrowings	69,845	1,037	5.94%	69,721	1,037	5.95%
Total interest bearing liabilities	8,058,585	$84,699	4.22%	6,476,238	$12,717	0.79%
Noninterest bearing liabilities:
Noninterest bearing demand	2,558,860			3,861,231
Other liabilities	97,019			82,468
Total noninterest bearing liabilities	2,655,879			3,943,699
Shareholders’ equity	1,245,647			1,281,742
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,960,111			$11,701,679
Net interest income		$71,811			$82,918
Net interest spread			1.22%			2.60%
Net interest margin			2.49%			2.94%
Cost of funds(3)			3.20%			0.49%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.2 million and $4.3 million for the three months ended June 30, 2023 and June 30, 2022, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.
(3) Beginning in the the second quarter of 2023, the Company revised its cost of funds methodology to use a daily average calculation where interest expense on interest bearing liabilities is divided by average interest bearing liabilities and average noninterest bearing deposits. Previously, the Company calculated the cost of funds as the difference between yield on earning assets and net interest margin.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
Income Statements:	2023	2023	2022	2022	2022	2022	2021	2021
Total interest income	$156,510	$140,247	$129,130	$111,527	$95,635	$88,321	$86,230	$89,152
Total interest expense	84,699	65,223	43,530	27,630	12,717	7,869	8,044	10,107
Net interest income	71,811	75,024	85,600	83,897	82,918	80,452	78,186	79,045
Provision for (reversal of) credit losses	5,238	6,164	(464)	3,022	495	(2,787)	(6,412)	(8,203)
Provision for (reversal of) unfunded commitments	318	848	161	774	553	(11)	(632)	716
Net interest income after provision for credit losses	66,255	68,012	85,903	80,101	81,870	83,250	85,230	86,532
Noninterest income before investment gain (loss)	8,593	3,721	5,326	5,304	5,715	7,478	9,668	6,780
Net gain (loss) on sale of investment securities	2	(21)	3	4	(151)	(25)	906	1,519
Total noninterest income	8,595	3,700	5,329	5,308	5,564	7,453	10,574	8,299
Salaries and employee benefits	21,957	24,174	23,691	21,538	21,805	17,019	24,608	22,145
Premises and equipment	3,227	3,317	3,292	3,275	3,523	3,128	3,755	3,859
Marketing and advertising	884	636	1,290	1,181	1,186	1,064	1,286	1,013
Other expenses	11,910	12,457	10,645	10,212	32,448	9,801	9,660	9,358
Total noninterest expense	37,978	40,584	38,918	36,206	58,962	31,012	39,309	36,375
Income before income tax expense	36,872	31,128	52,314	49,203	28,472	59,691	56,495	58,456
Income tax expense	8,180	6,894	10,121	11,906	12,776	13,947	14,875	14,847
Net income	$28,692	$24,234	$42,193	$37,297	$15,696	$45,744	$41,620	$43,609
Per Share Data:
Earnings per weighted average common share, basic	$0.94	$0.78	$1.32	$1.16	$0.49	$1.43	$1.30	$1.36
Earnings per weighted average common share, diluted	$0.94	$0.78	$1.32	$1.16	$0.49	$1.42	$1.30	$1.36
Weighted average common shares outstanding, basic	30,454,766	31,109,267	31,819,631	32,084,464	32,080,657	32,033,280	31,950,320	31,959,357
Weighted average common shares outstanding, diluted	30,505,468	31,180,346	31,898,619	32,155,678	32,142,427	32,110,099	32,030,998	32,030,527
Actual shares outstanding at period end	29,912,082	31,111,647	31,346,903	32,082,321	32,081,241	32,079,474	31,950,092	31,947,458
Book value per common share at period end	$40.78	$39.92	$39.18	$38.02	$39.05	$39.89	$42.28	$41.68
Tangible book value per common share at period end (1)	$37.29	$36.57	$35.86	$34.77	$35.80	$36.64	$38.97	$38.39
Dividend per common share	$0.45	$0.45	$0.45	$0.45	$0.45	$0.40	$0.40	$0.40
Performance Ratios (annualized):
Return on average assets	0.96%	0.86%	1.49%	1.29%	0.54%	1.46%	1.32%	1.46%
Return on average common equity	9.24%	7.92%	13.57%	11.64%	4.91%	13.83%	12.30%	13.00%
Return on average tangible common equity(1)	10.08%	8.65%	14.82%	12.67%	5.35%	14.99%	13.35%	14.11%
Net interest margin	2.49%	2.77%	3.14%	3.02%	2.94%	2.65%	2.55%	2.73%
Efficiency ratio (2)	47.2%	51.6%	42.8%	40.6%	66.6%	35.3%	44.3%	41.7%
Other Ratios:
Allowance for credit losses to total loans (3)	1.00%	1.01%	0.97%	1.04%	1.02%	1.01%	1.06%	1.21%
Allowance for credit losses to total nonperforming loans	268%	1,160%	1,151%	997%	386%	301%	257%	265%
Nonperforming loans to total loans (3)	0.38%	0.09%	0.08%	0.10%	0.26%	0.33%	0.41%	0.46%
Nonperforming assets to total assets	0.28%	0.08%	0.08%	0.09%	0.19%	0.23%	0.26%	0.31%
Net charge-off (recovery)(annualized) to average total loans (3)	0.29%	0.05%	0.05%	—%	(0.04)%	0.03%	0.07%	0.08%
Tier 1 capital (to average assets)	10.84%	11.42%	11.63%	11.55%	10.68%	9.82%	10.19%	10.58%
Total capital (to risk weighted assets)	14.51%	14.74%	14.94%	15.60%	15.14%	15.21%	15.74%	16.18%
Common equity tier 1 capital (to risk weighted assets)	13.55%	13.75%	14.03%	14.64%	14.06%	14.12%	14.63%	14.95%
Tangible common equity ratio (1)	10.21%	10.36%	10.18%	10.52%	10.60%	10.57%	10.60%	10.68%
Average Balances (in thousands):
Total assets	$11,960,111	$11,426,056	$11,255,956	$11,431,110	$11,701,679	$12,701,152	$12,538,596	$11,826,326
Total earning assets	$11,546,050	$11,004,817	$10,829,703	$11,030,670	$11,300,267	$12,326,473	$12,180,872	$11,486,280
Total loans(3)	$7,790,555	$7,712,023	$7,379,198	$7,282,589	$7,104,727	$7,053,701	$6,890,414	$7,055,621
Total deposits	$8,514,938	$8,734,125	$9,524,139	$9,907,497	$10,184,886	$10,874,976	$10,670,206	$9,948,114
Total borrowings	$2,102,507	$1,359,463	$411,060	$158,001	$152,583	$371,987	$402,393	$448,697
Total shareholders’ equity	$1,245,647	$1,240,978	$1,233,705	$1,271,753	$1,281,742	$1,341,785	$1,342,525	$1,331,022
(1) A reconciliation of non-GAAP financial measures to the nearest GAAP measure is provided in the tables that accompany this document.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.